Exhibit 10.26

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), entered into effective July 18, 2016, by and between ALLIANCE MMA, INC., a Delaware corporation (the “Company”) and Robert J. Haydak, an individual and resident of the State of New Jersey (the “Executive”) and is delivered pursuant to, and subject to the terms of, that certain Asset Purchase Agreement, dated as of February 23, 2016 (the “Asset Purchase Agreement”), by and among CFFC PROMOTIONS, LLC, a New Jersey limited liability company (“Seller”), the Company, the Executive, Michael V. Constantino, an individual and resident of the State of New Jersey (“Constantino”, and together with Haydak, the “Members”). All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement.

In consideration of the mutual covenants and undertakings herein contained, the parties, each intending to be legally bound, agree as follows:

1.            Employment. Upon the terms and subject to the conditions set forth in this Agreement, the Company employs Executive as the Company’s President, and Executive accepts such employment.

2.            Position. Executive agrees to serve as President of the Company and to perform such duties as are commensurate with such office, including the oversight and management of the employees and day-to-day operations of the Company and the Business. The Executive will devote substantially all his business time and efforts to the Company and the Company’s business and will not engage in other business activities without the Company’s prior consent, whether or not such business activity is pursued for profit, gain or other pecuniary advantage. Nothing herein will prevent Executive from engaging in investment activities unrelated to the Company’s business for his own account. The Executive shall have all the duties and powers of an officer of the Company and shall report to the Company’s Chief Executive Officer.

3.            Term. The term of this Agreement will begin on the Closing Date (the “Effective Date”) and will end on the three-year anniversary of such date (the “Term”). After such initial three-year period, the Term will renew for renewal periods of one year each unless either party gives the other written notice of intent not to renew at least sixty (60) days prior to such date. The parties hereto agree that, upon the expiration of the Term, the Executive’s employment with the Company will terminate and the Executive will not be entitled to any further compensation, except as otherwise expressly provided in this Agreement. The Company will be under no obligation whatsoever to renew or continue the employment of the Executive beyond the Term.

4.            Salary; Bonus. Executive will receive a salary during the Term of One Hundred and Seventy Thousand ($170,000) per year (“Base Compensation”), pro-rated for partial years, payable at regular intervals in accordance with the Company’s normal payroll practices in effect from time to time. Executive’s Base Compensation will be reviewed annually by the Company’s Board of Directors and Executive will be eligible for consideration for merit-based increases to Base Compensation as determined by the Board of Directors in its sole discretion. In addition to eligibility for consideration of merit-based increases in the discretion of the Board of Directors, Executive’s Base Compensation will be increased effective January 1 of each year during the Term (commencing with January 1, 2017) by three percent (3%) to reflect anticipated increases in cost of living.

5.            Benefit Programs. (a) During the Term, Executive will be entitled to participate in or receive benefits as follows:

(i)          health and dental insurance pursuant to the Company’s current or future plans and policies (premium for only Executive to be paid by Company);

(ii)         participation in Company 401(k) plan with Company match of Executive’s contribution on a dollar-for-dollar basis for the first 3% of Executive’s Base Compensation; and

(iii)        participation in any other Executive benefit plan of the Company provided to all employees of the Company on the same terms as other employees of the Company based on tenure and position.

All benefits will be pursuant to programs or arrangements made available by the Company on the date of this Agreement and from time to time in the future to the Company’s other employees on a basis consistent with the terms, conditions and overall administration of the foregoing plans, programs or arrangements and with respect to which Executive is otherwise eligible to participate or receive benefits. Executive acknowledges such benefits are subject to change as and when changed by the Company generally.

(b)          During the Term, the Company will provide Executive with a Company owned or leased computer and printer and supplies for Company purposes.

(c)          During the Term, the Company will provide Executive with a mobile phone and either pay directly or reimburse Executive for the cost of a reasonable plan for Executive’s use on behalf of the Company.

(d)          The items provided in connection with paragraphs (b) and (c) will be returned by Executive to the Company upon any termination of this Agreement.

6.            General Policies. (a) So long as the Executive is employed by the Company pursuant to this Agreement, Executive will receive reimbursement from the Company, as appropriate, for all reasonable business expenses incurred by Executive in accordance with Company policies and in the course of his employment by the Company, upon submission to the Company of written vouchers and statements for reimbursement.

(b)          During the Term, the Executive will be entitled to three weeks of paid vacation, which will be utilized at such times when his absence will not materially impair the Company’ s normal business functions. In addition to the vacation described above, Executive also will be entitled to all paid holidays customarily given by the Company to its employees.

(c)          All other matters relating to the employment of Executive by the Company not specifically addressed in this Agreement will be subject to the general policies regarding employees of the Company in effect from time to time.

7.            Termination of Employment. Subject to the respective continuing obligations of the parties, including but not limited to those set forth in Sections 8 and 9 hereof, Executive’s employment by the Company may be terminated prior to the expiration of the Term of this Agreement by either the Executive or the Company by delivering a written notice of termination two weeks in advance of such termination (the end of such two week period being the “Date of Termination”).

8.            Termination of Employment. (a) In the event of termination of the Executive’s employment pursuant to (i) expiration of the Term, (ii) the death or Disability (as defined below) of Executive, (iii) termination by Executive or (iv) termination by the Company with Cause (as defined below), compensation (including Base Compensation) will continue to be paid, and the Executive will continue to participate in the employee benefit and compensation plans and other perquisites as provided in Sections 4 and 5 hereof, until the Date of Termination in a manner consistent with the applicable terms of the governing plan documents.

(b)          In the event of termination of Executive’s employment by the Company without Cause, (i) compensation (including Base Compensation) will continue to be paid until the Date of Termination, (ii) the Executive will continue to participate in the employee benefit and compensation plans and other perquisites as provided in Sections 4 and 5 hereof, until the Date of Termination, and (iii) after the Date of Termination, Company will pay Executive an amount per month equal to the Base Compensation divided by twelve (12) (pro-rated for partial months) until the end of the Term.

(c)          The following Terms will have the following meanings for purposes of this Agreement:

(i)          “Cause” means termination of the Executive by the Company for:

(A) the commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to the Company;

(B) conduct which brings the Company into public disgrace or disrepute;

(C) gross negligence or willful gross misconduct with respect to the

Company;

(D) breach of a fiduciary duty to the Company;

(E) a breach of Section 9 of this Agreement;

(F) Executive’s failure to cure a breach of any term of this Agreement (other than Section 9) within thirty (30) days after receipt of written notice from the Company specifying the act or omission that constitutes such breach.

(ii)         “Disability” means the physical or mental incapacity of Executive for a period of more than ninety (90) consecutive days, the determination of which by the Company will be conclusive on the parties hereto.

9.            Non-Compeition and Confidentiality Covenants. Executive and Company are party to that certain Non-Comeptition and Non-Solicitation Agreement, dated of even date herewith (the “Non-Competition Agreement”), which is incorporated herein by reference. The Non-Competition Agreement contains, among other things, covenants of Executive respecting non-competition, non-solicitation and non-disclosure. Any breach of the Non-competition Agreement that is not cured as permitted therein shall be deemed a breach of this Section 9. The Non-Competition Agreement shall survive the termination of this Agreement pursuant to its terms.

10.          Notices. For purposes of this Agreement, notices and all other communications provided for herein will be in writing and will be deemed to have been given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Robert J. Haydak
416 Kings Highway East
Haddonfield, New Jersey 08033
(856) 297-2465

If to the Company:	Alliance MMA, Inc.
590 Madison Avenue, 21st Floor
New York, New York 10022
Attention: Paul K. Danner, III, CEO
Phone: (212) 739-7825
Facsimile: (212) 658-9291

with copies to:

Mazzeo Song & Bradham LLP
444 Madison Avenue, 4th Floor
New York, NY 10022
Attention: Robert L. Mazzeo, Esq.
Phone: (212) 599-0310
Fax: (212) 599-8400

or to such other address as either party hereto may have furnished to the other party in writing in accordance herewith, except that notices of change of address will be effective only upon receipt.

11.          Governing Law. The validity, interpretation, and performance of this Agreement will be governed by the laws of the State of Delaware, without reference to the choice of law principles or rules thereof, except to the extent that federal law will be deemed to apply.

12.          Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by the Company and the Executive. No waiver by any party hereto at any time of any breach by another party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a wavier of dissimilar provisions or conditions at the same or any prior subsequent time. No agreements or representation, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

13.          Validity. The invalidity or unenforceability of any provisions of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement which will remain in full force and effect.

14.          Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same agreement.

15.          Assignment. This Agreement is personal in nature and Executive may not, without consent of the Company, assign or transfer this Agreement or any rights or obligations hereunder.

16.          Document Review. The Company and the Executive hereby acknowledge and agree that each (i) has read this Agreement in its entirety prior to executing it, (ii) understands the provisions and effects of this Agreement, (iii) has consulted with such attorneys, accountants and financial and other advisors as it or he has deemed appropriate in connection with their respective execution of this Agreement, and (iv) has executed this Agreement voluntarily and knowingly.

17.          Entire Agreement This Agreement together with any understanding or modifications thereof as agreed to in writing by the parties, will constitute the entire agreement between the parties hereto.

[Signature Page to Executive Employment Agreement Follows]

[Signature Page to Executive Employment Agreement]

IN WITNESS WHEREOF, the parties have caused the Agreement to be executed and delivered as of the date first set forth above.

ALLIANCE MMA, INC.

By:  /s/ Paul K. Danner, III

Name: Paul K. Danner, III

Title: CEO

  /s/ Robert J. Haydak

Robert J. Haydak